Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zogenix, Inc. Employee Stock Purchase Plan of our reports dated March 2, 2020, with respect to the consolidated financial statements of Zogenix, Inc. and the effectiveness of internal control over financial reporting of Zogenix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
May 29, 2020